S&T BANCORP, INC.

MANAGEMENT INCENTIVE PLAN
(Amended and restated as of January 1, 2026)

Revised 01/27/2026

22.	[INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4
23.	CLAWBACK PROVISION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
24.	DEFINITION OF TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
25.	RELATIONSHIP TO OTHER PLANS . . . . . . . . . . . . . . . . . . . . . .	5
EXHIBIT A	2026 PLAN YEAR SPECIFICATIONS . . . . . . . . . . . . . . . . . . .	9
EXHIBIT B	EXAMPLE - Tier 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	13

ii

S&T BANCORP, INC.

MANAGEMENT INCENTIVE PLAN

1.PURPOSE

The purpose of the S&T Bancorp, Inc. Management Incentive Plan (the "Plan") is to provide eligible senior management of S&T Bancorp, Inc., S&T Bank, and/or any of its subsidiaries (collectively the “Bank”) with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T Bancorp, Inc. and (iii) serve as a vehicle for recruitment and retention.

2.PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Benefits Committee of the Board of Directors of the Bank (the “Committee”).

The Committee may interpret, add, amend or rescind any rules and regulations necessary or appropriate for administration of the Plan, and make such determinations and take such action as it deems necessary or advisable. Any such interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

The Chief Executive Officer (CEO) may (i) recommend employees eligible to participate in the Plan, (ii) review individual and total award payments, and (iii) provide recommendations to the Committee regarding awards to executive officers with the exception of awards to the CEO.

The Committee may delegate the administrative responsibility for communicating and implementing the Plan, record keeping of Participant information, the calculation of individual award payments, and the distribution of approved award payments.

3.ELIGIBILITY

Participation in the Plan will be limited to those senior managers and other key contributors who are in positions in which their decisions, actions and counsel, in the sole discretion of the Committee, have been determined to be appropriate for Plan participation pursuant to its stated purpose.

Unless the Committee determines otherwise, employees of the Bank that participate in any other cash incentive plan sponsored by the Bank will not be eligible for participation under the Plan.

4.PARTICIPATION

Prior to the start of each Plan Year, or as soon as practical thereafter, the Committee will approve for Plan participation the list of eligible positions and the incumbents of these approved eligible positions for that Plan Year. Upon approval, Participants will be notified of their Plan participation, their Incentive Target Percentages, and the factors that will determine their earned incentive awards.

Following the start of a Plan Year, but before such year has ended, the Committee may, in its sole discretion, decide to include as Participants, employees who have become incumbents of eligible positions during the Plan Year as a result of hire, transfer, or promotion. If a Participant should commence participation during a Plan Year after the Plan Year has commenced, his/her Incentive Opportunity Earned Amount will be pro- rated based on the number of full days remaining in the Plan Year (starting with the first date he/she becomes a Plan Participant) over the full number of days of the entire Plan Year.

See Exhibit A for employee positions that have been approved by the Committee for Plan participation.

5.INCENTIVE TARGET PERCENTAGES

Participants will have an opportunity to earn additional compensation over and above their current Base Salary Rate. The Committee will establish specific incentive opportunities which will be expressed as a percentage of each Participant's Base Salary Rate during a given Plan year.

See Exhibit A for Incentive Target Percentages that have been approved by the Committee.

6.SHAREHOLDER PROTECTION FEATURE

Notwithstanding any other provisions in the Plan, payouts under the Plan will not occur for any Plan Year if the Bank falls below well capitalized capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the Plan’s provisions.

7.PAY/PERFORMANCE LINKAGE

Prior to the beginning of each Plan Year, or as soon thereafter as practical, the CEO and/or senior executives selected by the CEO will recommend Performance Measures and Performance Standards to the Committee in one or both of the following two areas: Bank and unit/individual objectives. At the same time, a Weighting percentage will be established for each measure as recommended by the CEO to the Committee.
Performance Measures, Performance Standards and Weightings must be approved by the Committee.

See Exhibit A for performance criteria approved by the Committee.

8.DETERMINATION OF AWARDS

Following each Plan Year, and subject to the Shareholder Protection Feature, the performance of all Plan participants will then be reviewed by the Committee. Based on these performance assessments and subject to the approval by the Committee, awards to each Participant will be determined in the manner described in Exhibit A. Subject to the Shareholder Protection Feature, the Committee may, in its discretion, adjust (up or down, including to zero) the amount of an award otherwise determined in the manner described in Exhibit A, if such an adjustment is determined by the Committee to be consistent with shareholder interests. In addition, the CEO has the discretion to reduce an award to an amount (including to zero) should individual performance warrant.

9.PAYMENT OF AWARDS

Payment of each Participant's incentive award will be made pursuant to the provisions as described in Exhibit A.

l0.    [INTENTIONALLY OMITTED]

ll.    TERMINATION OF EMPLOYMENT

Notwithstanding anything herein to the contrary, if a Participant should terminate employment from the Bank due to death or disability (as those terms are defined in the Bank’s qualified retirement plan) prior to payment of any incentive award under the Plan, the Committee in its sole discretion may pay an award (pro-rated or otherwise).
However, if a Participant should terminate employment from the Bank prior to payment of any incentive award under the Plan for any reason other than death or disability, participation will cease as of the effective date of termination, and no award will be paid.

l2.    NO RIGHT OF CONTINUED EMPLOYMENT

Neither the establishment of the Plan nor the payment of any award hereunder nor any other action related to the Plan shall be held or construed to confer upon an employee the right to continued employment by the Bank or affect any right which the Bank may have to terminate the employment of any employee.

l3.    FUTURE PARTICIPATION NOT GUARANTEED

Participation in the Plan by an employee in any Plan Year shall not be held or construed to confer upon the employee the right to participate in the Plan in any subsequent Plan Year.

l4.    BREACH OF EMPLOYMENT RELATIONSHIP

Notwithstanding the provisions of the Plan, if the Committee in its sole discretion and judgment determines that a Participant has violated the Bank's Code of Conduct rules, policies or practices prior to the actual payment of any amount due under the Plan, the Bank will not be obliged to make any payment.

l5.    AWARDS NOT ASSIGNABLE

Payments pursuant to the Plan will not be transferable or assignable by a Participant, except by will or by the laws of descent and distribution. Any other attempted assignment or alienation of a payment shall be void and of no force or effect.

l6.    INCENTIVE AWARD RESERVES

No funds shall be set aside or reserved for payment of any awards under the Plan. Any obligation by the Bank to a Participant under the Plan will be unfunded and will be paid from the general assets and general funds of the Bank.

l7.    RIGHT TO PAYMENT

In order to be paid an award for a given Plan Year, a Participant must be actively employed by the Bank on the actual date of payment as described in Exhibit A.

l8.    RELATIONSHIP TO OTHER PLANS

Except as provided in Section 3 hereof, participation in this Plan will not affect an employee's eligibility to participate in any other benefits or compensation programs of the Bank. Any awards made pursuant to the Plan will not be used in determining the benefits provided under any other plan or program of the Bank unless such an inclusion is specifically provided for under the Plan. To the extent not prohibited by the Internal Revenue Code, ERISA, and/or any other legislative or regulatory requirements, the awards will be includable as eligible compensation in calculating benefits in the Bank’s qualified Retirement and Thrift Plans and in the related non-qualified excess plans to the extent so provided in said plans.

l9.    AMENDMENT OF THE PLAN

The Committee may amend or terminate this Plan at any time. The Committee may amend or terminate the rights of any Participant under the Plan at any time prior to the distribution of award payments. The Committee may amend or modify the Plan or the terms of any award at any time to the extent necessary to comply with all legal or regulatory requirements.

20.EFFECTIVE DATE

The Plan, as amended and restated, is effective as of January 1, 2026, and continues in effect throughout the year until terminated by the Committee.

21.[INTENTIONALLY OMITTED]

22.[INTENTIONALLY OMITTED]

23.CLAWBACK PROVISION

Any payment made under this Plan to a Plan Participant is subject to provision for recovery or ‘‘clawback’’ by the Bank if the payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. Whether a financial statement or performance metric criteria is materially inaccurate depends on all the facts and circumstances. However, for this purpose, a financial statement or performance metric criteria shall be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics. Otherwise, with respect to a performance criteria, whether the inaccurate measurement of the performance or inaccurate application of the performance to the performance criteria is material depends on whether the actual performance or accurate application of the actual performance to the performance criteria is materially different from the performance required under the performance criteria or the inaccurate application of the actual performance to the performance criteria.

The Bank must exercise its clawback rights except to the extent it demonstrates that it is unreasonable to do so, such as, for example, if the expense of enforcing the rights would exceed the amount recovered. Such determination shall be made at the discretion of the Committee.

For the purpose of this section, an incentive payment is deemed to be made to a Participant when the Participant obtains a legally binding right to that payment.

24.OTHER REQUIREMENTS

This Plan is not intended to be subject to requirements nor create rights under ERISA. In addition, to the extent any other legislative or regulatory developments arise that requires additional restrictions to the awards, unpaid amounts under the Plan will be adjusted in order to comply with any such requirements. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (including the exceptions thereto) to the extent applicable, and the Committee shall administer and interpret the Plan in accordance with such requirements. In no event whatsoever shall the Committee or the Bank be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Internal Revenue Code or any damages for failing to comply with Section 409A.

25.DEFINITION OF TERMS

For all purposes of the Plan, except as otherwise expressly provided or defined, the terms below will have the meanings assigned to them as follows:

Actual Performance – the measurement of the actual results of a particular Performance Measure that is compared to the Performance Standards for that measure.

Audit Committee - the Audit Committee of the Board of Directors or any successor

Committee with responsibility for audit.

Bank - S&T Bancorp, Inc., S&T Bank, and/or any of its subsidiaries.

Base Salary Rate - the annual rate on which payroll is calculated, specifically excluding any and all incentives or perquisites but including any amounts deferred as 40l(K) contributions to the Employee Thrift Plan as well as salary deferrals to the Bank’s non- qualified plans. If a Participant’s Base Salary Rate changes during a year, a weighted average will be used. For purposes of determining annual awards under the Plan, the Base Salary Rate in effect with the annual merit increase in the applicable Plan Year shall be used. If a Participant should commence participation during a Plan Year after the Plan Year has commenced, his/her Management Incentive Plan (MIP) Award Earned will be pro-rated based on the number of full days remaining in the Plan Year (starting with the first date he/she becomes a Plan Participant) over the full number of days in the Plan Year.

Board - the Board of Directors of S&T Bancorp, Inc.

Committee - the Compensation and Benefits Committee of the Board of Directors or any successor Committee with responsibility for compensation.

Incentive Plan Steering Committee (IPSC) – the management committee responsible for approval and administration of all Bank incentive plans.

Corporate Award Component - the incentive award allocable to Bank Performance Measures for the Plan Year.

Asset Quality – the Average of the four quarterly measurements of Nonperforming Loans divided by (Total Loans + OREO).

Earned Corporate Award - the MIP Award Earned attributable to the Corporate Award Component.

Earned Individual Award - the MIP Award Earned attributable to the Individual Award Component.

Eligible Employee - an employee of the Bank who occupies a position that has been designated by the Committee as an eligible position for participation in the Plan or has been specifically authorized or designated by the Committee to participate in the Plan.

Employee - a regular full-time employee of the Bank.

ERISA – means Employee Retirement Income Security Act of 1974, as amended.

Incentive Target Amount – the Incentive Target Percentage multiplied by Base Salary Rate and expressed as a dollar amount.

Incentive Target Percentage - the target incentive percentage that a Participant may be eligible to receive during a specific Plan Year. It is expressed as a percentage of Base Salary Rate.

Individual Award Component - the incentive award allocable to unit/individual Performance Measures for the Plan Year.

Internal Revenue Code - the Internal Revenue Code of 1986, as amended.

Leadership Expectations –Leadership behavior that a Participant is expected to demonstrate related to the following:

•Safety and soundness including aspects of attainment of successful audit and compliance and risk management adherence (e.g., no Unsatisfactory-rated audit or significant examiner findings), as well as clarity of line of business ownership.
•Inclusion efforts and success, including the education of management and line of business employees and the successful recruitment, hiring, training and promotion of a diverse workforce.
•Community Reinvestment Act involvement.

Management Incentive Plan (MIP) Award Earned– the incentive award earned and payable under the Plan for a given Plan Year.

Net Income - net after-tax earnings available to common shareholders.

Participant - an Eligible Employee who has been approved by the Committee for participation in the Plan for a specific Plan Year.
Payout Level Percentage – the percentage applied to the Weighting based on Actual Performance.
Performance Level – the generic terms (threshold, target, maximum) related to the Performance Standards applicable to Performance Measures.
Performance Measure - the selected quantifiable criteria used to evaluate performance.
Performance Standard - the predetermined standard or goal (defined in terms of the Performance Measures) against which the Actual Performance of a Performance Measure is assessed in order to determine incentive awards in accordance with the Plan.
Plan - the S&T Bank Management Incentive Plan.
Plan Component – the portion of the Plan attributable to either of the Corporate or Individual Award Components.
Plan Year - January l through December 3l.

Pre-Provision Net Revenue (PPNR) – the ratio is (sum of net interest income and noninterest income, minus noninterest expense) divided by average assets.

Return on Average Equity (ROAE) – the GAAP financial measure by the same name as presented in Form 10-K for the applicable fiscal year for the Bank.

Revenue – the total of net interest income on a fully taxable equivalent basis plus noninterest income not including securities gains in the Plan Year.

Weighted Award Percentage Earned – the Weighting multiplied by the Payout Level Percentage for the Plan Year.
Weighting - the percentage assigned to a specific Performance Measure.

S&T BANCORP, INC. MANAGEMENT INCENTIVE PLAN

EXHIBIT A: 2026 PLAN YEAR SPECIFICATIONS

PARTICIPATION

Employees of the Bank are eligible to participate in the Plan in the indicated Tier as approved by the Committee in its discretion.

MINIMUM GATEWAY REQUIREMENT

In addition to the Shareholder Protection Feature of the Plan, the Plan is operational only if the Bank achieves a Return on Average Equity (ROAE) for 2026 of at least 5%.

INCENTIVE TARGET PERCENTAGES AND PLAN COMPONENTS

The amount payable to a Plan Participant for the Plan Year (the MIP Award Earned) will be based on Actual Performance. The Incentive Target Percentage is a percentage of the Base Salary Rate. If the above Minimum Gateway Requirement and the Shareholder Protection Feature are both met, the MIP Award Earned for each Plan Participant will be based on Plan Components. The 2026 Incentive Target Percentages and Plan Components are as follows:

Tier		Plan Component
	Target	Corporate	Individual

1	67%	100%	0%
2	50%	100%	0%
3	40%	100%	0%
4	35%	80%	20%
5	25%	70%	30%
6	15%	60%	40%

PERFORMANCE MEASURES AND WEIGHTING
The MIP Award Earned will be based on the Corporate Award Component and the Individual Award Component comprised of pre-established performance measures.

The Corporate Award Component is comprised of the following three pre-established Performance Measures and Weightings:

Metric Category	Goal	Weighting
Profitability	Net Income	50%
Pre-provision net revenue	PPNR /Avg Assets	30%
Asset Quality	Quarterly Average of NPA / (Total Loans + OREO)	20%

The Individual Award Component is comprised of two to four unit/individual Performance Measures and Standards as determined by the CEO and/or senior executives selected by the CEO. The Individual Component may payout up to a 100% achievement level.

These Performance Measures for the Corporate Award Component and the Individual Award Component combined have the following Weightings for each Tier:

	Corporate Award Component
Tier	Net Income	PPNR	Credit Quality	Individual
1	50%	30%	20%	0%
2	50%	30%	20%	0%
3	50%	30%	20%	0%
4	40%	24%	16%	20%
5	35%	21%	14%	30%
6	30%	18%	12%	40%

2026 CORPORATE PERFORMANCE METRICS AND PAYOUT AS A PERCENTAGE OF TARGET

The specific Performance Levels, Measures, Standards, Weightings, and Payout Level Percentages are as follows:

Performance Measures and Performance Standards
Performance Level	Net Income ($000) Goal	PPNR Ratio	Asset Quality	Payout Level Percentage of Allocated Target (a)
Below Threshold	Below $	Below %	Above %	0%
Threshold	$	%	%	25%
Target	$	%	%	100%
Maximum	$or greater	%	%	175%
(a) The Payout Level Percentage will vary for each Performance Measure depending on Actual Performance, and its payout curve rises continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized.

DETERMINATION OF AWARDS (See Exhibit B for an example)

The Committee will determine if payments under the Plan are permissible pursuant to the Shareholder Protection Feature and the Minimum Gateway Requirement as described in the Plan. If not determined to be permissible by the Committee, payments will not occur. If there are no prohibitions based on the Shareholder Protection Feature and the Minimum Gateway Requirement, payouts for each Plan Participant will be determined as follows:

Step 1: A Participant’s Base Salary Rate is multiplied by the Incentive Target Percentage to determine his/her Incentive Target Amount.

Step 2: Pursuant to the Bank’s Form 10K filing for the fiscal year that coincides with the Plan Year, the Payout Level Percentage is determined for each Corporate Award Component Performance Measure by comparing Actual Performance with the pre- established Performance Standards.

Step 3: The Payout Level Percentage for the Individual Award Component for each Plan Participant is determined by the CEO and/or senior executives selected by the CEO (and by the Committee in the case of the CEO and by the Committee in consultation with the Audit Committee in the case of the CAE), after the respective Plan Year, based on the Participant’s Actual Performance during the Plan Year relative to the pre-established unit/individual Performance Measures and Standards.

Step 4: Each Performance Measure Weighting is multiplied by its respective Payout Level

Percentage to calculate the Weighted Award Percentage Earned for each Performance Measure.

Step 5: The Incentive Target Amount (calculated in Step 1) is multiplied by the sum of the Weighted Award Percentage Earned for the three Performance Measures to calculate the MIP Award Earned. For employees hired within the Plan year, the Participant’s MIP Award Earned will be prorated based on the number of days employed within the Year. Any adjustment up or down to the Participant’s MIP Award Earned for the Leadership Expectation is applied to calculate the proposed MIP Award Earned.

Step 6: Once the proposed MIP Award Earned has been calculated for all Plan Participants pursuant to the above steps, a list of each Participant with his/her proposed MIP Award Earned (indicating the Corporate and Individual Award Components, including amounts attributable to each applicable Performance Measure) will be prepared for the Committee’s review and approval. The list will include the rationale for determining adjustments made to any Earned Individual Awards, if applicable.

PAYMENT OF AWARDS

Upon the Committee’s approval of proposed awards, payouts will occur as follows (subject to the Right to Payment provision as described below):

For all Plan Participants to whom no restrictions apply with respect to paying or accruing incentives, 100% of amounts are payable in cash.

Notwithstanding anything to the contrary (including but not limited to any other plan or agreement), no Participant deferral elections shall be permitted in respect of awards under the Plan for the 2026 Plan Year.

RIGHT TO PAYMENT

A Participant must be actively employed by the Bank on the actual payment date in order to receive a payment under the Plan. However, if a Participant should terminate employment from the Bank prior to payment of any incentive award under the Plan due to death or disability, the Committee in its sole discretion may pay an award (pro-rated or otherwise). For all Plan Participants to whom no restrictions apply with respect to paying or accruing incentives, the payouts of their cash awards will be made in the calendar year in which the determination of entitlement to the award is made by the Committee.

S&T BANCORP, INC.
MANAGEMENT INCENTIVE PLAN
EXHIBIT B: EXAMPLE – TIER 4

ASSUMPTIONS

Participant’s Base Salary Rate	$250,000
Incentive Target Percentage	35%
Net Income Actual Performance	90%
PPNR Actual Performance	100%
Asset Quality	80%
Payout Percentage for Individual Performance Measure	90%

STEP 1: CALCULATE INCENTIVE TARGET AMOUNT

Target
Base Salary Rate	$250,000
Multiplied by Incentive Target Percentage	X 35%
Incentive Target Amount (100%)	$87,500

STEP 2-4: CALCULATION OF AWARD PERCENTAGE EARNED.

Performance Measure	Weighted Award Percentage Earned		Payout Level Percentage		Weighting
Net Income	36.0%	=	90%	X	40%
PPNR	24.0%	=	100%	X	24%
Asset Quality	12.8%	=	80%	X	16%
Individual	18.0%	=	90%	X	20%
Total Percentages	90.8%				100.0%

STEP 5: CALCULATION OF PROPOSED MIP AWARD EARNED.

MIP Award Earned		Weighted Award Percentage Earned		Incentive Target Amount
$79,450	=	90.8%	X	$87,500